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Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (registration No. 333-            ) of our report dated January 28, 2000 (except for Note 8 as to which the date was February 1, 2000 and Note 11 as to which the date was March 22, 2000) on the consolidated balance sheet of Professional Bancorp, Inc. and Subsidiary as of December 31, 1999 and the related consolidated statements of operations comprehensive income (loss), changes in stockholders' equity, and cash flows for the year then ended, which is incorporated by reference in this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.

    MOSS ADAMS LLP

Los Angeles, California
November 1, 2001

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CONSENT OF INDEPENDENT ACCOUNTANTS